Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Excelligence Learning Corporation:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-107917, 333-75602, 333-64766, 333-64764 and 333-64762) on Form S-8 of Excelligence Learning Corporation of our report dated April 7, 2006, relating to the consolidated balance sheets of Excelligence Learning Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, which report appears in the December 31, 2005 annual report on Form 10-K of Excelligence Learning Corporation.

/s/ KPMG LLP

San Francisco, California

April 14, 2006